Exhibit 99.1

Consolidated Financial Statements

CENTRIA and Subsidiaries
Years Ended December 31, 2014 and 2013
With Report of Independent Auditors

CENTRIA and Subsidiaries

Consolidated Financial Statements

Years Ended December 31, 2014 and 2013

Report of Independent Auditors

The Partners
CENTRIA

We have audited the accompanying consolidated financial statements of CENTRIA (a Pennsylvania general partnership) and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, partners’ capital, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CENTRIA and subsidiaries at December 31, 2014 and 2013, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Houston, Texas
March 28, 2016

CENTRIA and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$3,758,199	$8,932,316
Accounts receivable, net of allowance for uncollectible amounts of $2,300,000 and $2,238,000, respectively	41,516,386	33,627,364
Costs and estimated earnings in excess of billings on uncompleted contracts	2,229,791	1,320,129
Inventories	26,917,831	23,591,426
Prepaid expenses and other current assets	2,380,698	2,045,108
Unbilled retention	1,334,309	652,151
Total current assets	78,137,214	70,168,494
Property and equipment:
Land and buildings	10,376,917	10,376,917
Machinery and equipment	80,501,912	77,523,220
Construction-in-process	117,500	693,494
Office furniture and equipment	6,047,237	6,097,237
Vehicles	141,443	141,443
	97,185,009	94,832,311
Less accumulated depreciation and amortization	73,256,909	68,765,997
Net property and equipment	23,928,100	26,066,314
Prepaid pension expense	—	1,322,117
Other noncurrent assets	588,120	100,467
Total assets	$102,653,434	$97,657,392
Liabilities and partners’ capital
Current liabilities:
Current portion of long-term debt	$—	$2,090,284
Revolving credit facility	3,076,252	—
Accounts payable	10,868,368	10,291,172
Book overdrafts	4,988,146	2,973,663
Accrued wages and benefits	8,614,883	8,001,440
Other accrued expenses	10,120,690	11,767,105
Billings in excess of costs and estimated earnings on uncompleted contracts	15,390,467	18,331,928
Total current liabilities	53,058,806	53,455,592
Deferred warranty revenue	2,342,902	2,358,891
Long-term debt	3,700,000	3,700,000
Pension and other postretirement benefits	7,755,479	6,814,234
Other noncurrent liabilities	4,025,020	5,189,593
Total liabilities	70,882,207	71,518,310
Partners’ capital:
Limited and general partners	44,229,025	35,571,237
Note receivable from partner	(4,422,544)	(4,422,544)
Accumulated other comprehensive loss	(8,035,254)	(5,009,611)
Total partners’ capital	31,771,227	26,139,082
Total liabilities and partners’ capital	$102,653,434	$97,657,392

See accompanying notes.

CENTRIA and Subsidiaries

Consolidated Statements of Income

	Year Ended December 31,
	2014	2013
Revenues	$239,352,739	$225,932,819
Cost of goods sold	184,690,306	169,182,698
	54,662,433	56,750,121
Operating expenses:
Selling	17,808,831	16,571,769
General and administrative	14,955,158	15,947,274
Depreciation	4,711,183	5,020,757
Total operating expenses	37,475,172	37,539,800
Income from operations	17,187,261	19,210,321
Other expense (income):
Interest expense	106,993	62,479
Other (income) expense, net	(7,773)	141
Total other expense	99,220	62,620
Income before income tax provision	17,088,041	19,147,701
Provision for income taxes	30,253	104,055
Net income	$17,057,788	$19,043,646

See accompanying notes.

CENTRIA and Subsidiaries

Consolidated Statements of Comprehensive Income

	Year Ended December 31,
	2014	2013
Net income	$17,057,788	$19,043,646
Other comprehensive income (loss):
Pension and other postretirement benefits	(3,025,643)	5,207,781
Other comprehensive income (loss)	(3,025,643)	5,207,781
Comprehensive income	$14,032,145	$24,251,427

See accompanying notes.

CENTRIA and Subsidiaries

Consolidated Statements of Partners’ Capital

	Partners’ Capital	Note Receivable From Partner	Accumulated Other Comprehensive Income (Loss)	Total
December 31, 2012	31,927,591	(4,422,544)	(10,217,392)	17,287,655
Net income	19,043,646	—	—	19,043,646
Other comprehensive income	—	—	5,207,781	5,207,781
Distribution to partners	(15,400,000)	—	—	(15,400,000)
December 31, 2013	35,571,237	(4,422,544)	(5,009,611)	26,139,082
Net income	17,057,788	—	—	17,057,788
Other comprehensive income (loss)	—	—	(3,025,643)	(3,025,643)
Distribution to partners	(8,400,000)	—	—	(8,400,000)
December 31, 2014	$44,229,025	$(4,422,544)	$(8,035,254)	$31,771,227

See accompanying notes.

CENTRIA and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2014	2013
Operating activities
Net income	$17,057,788	$19,043,646
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,711,183	5,020,757
Changes in assets and liabilities:
Accounts receivable	(7,889,022)	(8,713,219)
Costs and estimated earnings in excess of billings on uncompleted contracts	(909,662)	781,469
Inventories	(3,326,405)	3,152,662
Prepaid expenses and other current assets, and noncurrent assets	(335,590)	(210,407)
Unbilled retention	(682,158)	(146,096)
Other noncurrent assets	(487,653)	—
Accounts payable	177,198	(4,502,237)
Accrued expenses, deferred revenue, and other noncurrent liabilities	(199,053)	(504,623)
Billings in excess of costs and estimated earnings on uncompleted contracts	(2,941,461)	(4,385,445)
Pension and other postretirement benefits	(762,281)	736,495
Net cash provided by operating activities	4,412,884	10,273,002
Investing activities
Capital expenditures, net	(2,572,969)	(5,359,913)
Net cash used in investing activities	(2,572,969)	(5,359,913)
Financing activities
Net increase in revolving credit facility	3,076,252	—
Payments on long-term debt	(2,090,284)	(614,019)
Distributions to partners	(8,000,000)	(15,000,000)
Net cash used in financing activities	(7,014,032)	(15,614,019)
Net decrease in cash and cash equivalents	(5,174,117)	(10,700,930)
Cash and cash equivalents, beginning of year	8,932,316	19,633,246
Cash and cash equivalents, end of year	$3,758,199	$8,932,316
Supplemental data
Cash paid during the year for:
Interest	$97,999	$65,111

See accompanying notes.

CENTRIA and Subsidiaries

Notes to Consolidated Financial Statements

1. Organization and Operation

CENTRIA (the Partnership) is engaged in the manufacturing of exterior metal wall and roof systems for the nonresidential construction market primarily throughout the United States. CENTRIA, Inc. (CI) is a wholly owned subsidiary of the Partnership and is engaged in the installation of exterior metal wall and roof systems, usually under long-term, fixed-price, construction-type contracts. CENTRIA International LLC (International) is a single-member LLC and wholly owned subsidiary of the Partnership that is engaged in the international sales and manufacture of CENTRIA products.

On November 7, 2014, the Partnership entered into a definitive agreement to be acquired by NCI Group, Inc., a Nevada corporation (“NCI”) and a wholly owned subsidiary of NCI Building Systems, Inc., and Steelbuilding.com, Inc., a Delaware corporation and direct wholly owned subsidiary of NCI Group, Inc. (together with NCI, “Buyers”) for approximately $247 million in cash, which was completed on January 16, 2015. See Note 10 — Subsequent Events.

2. Partnership Agreement

The Partnership was formed by a Partnership Agreement dated February 11, 1993, by three general partners pursuant to the Pennsylvania Uniform Partnership Act. This agreement was amended on April 25, 1997, effective as of January 1, 1997, in connection with the buyout of the former owners of H.H. Robertson. The Amended and Restated Partnership Agreement provides, among other things:

a.
The term of the Partnership expires December 31, 2050; however, dissolution will occur as the result of the sale or other disposition of all or substantially all of the Partnership’s properties. In addition, dissolution will occur with the written consent or affirmative vote of all of the partners.

b.
With certain exceptions, net profits and losses are to be allocated to the managing general partner until its capital account balance reaches a defined balance, then 20% to the managing general partner and 80% to the other partner.

c.
Distributions are to be made by the managing general partner to pay the federal and state income tax liabilities resulting from ownership interests in the Partnership. Tax distributions were approximately $5,000,000 and $5,000,000 during 2014 and 2013, respectively. Also, partner distributions paid during 2014 and 2013 were approximately $3,000,000 and $10,000,000, respectively. The managing general partner receives a management fee of approximately $400,000 per year. The aforementioned amounts are recorded as equity distributions.

3. Summary of Significant Accounting Policies

The accompanying consolidated financial statements reflect the application of the following significant accounting policies.

Principles of Consolidation

The consolidated financial statements include the accounts of the Partnership, CI, and International. All significant intercompany transactions and accounts have been eliminated.

Operating Cycle

The length of CI’s construction contracts vary, but are typically between 6 and 24 months. Amounts applicable to construction contracts are classified as current assets and liabilities in the accompanying consolidated financial statements, even though some portions are not expected to be realized within one year.

CENTRIA and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Revenue Recognition

Revenue for manufactured products is recognized as the material is shipped to the customer, while revenues for engineered and long-term construction contracts are recognized under the percentage-of-completion method of accounting. Revenues under this method are measured by the percentage of direct costs (primarily material and labor) incurred to date to the total estimated cost for each engineered or construction contract. Shipping and handling fees charged to customers are recorded as revenues, and the related costs are recorded as cost of sales.

All indirect costs related to contract performance and general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

Cash and Cash Equivalents

The Partnership considers all short-term investments with maturities of three months or less when acquired to be cash equivalents. The carrying amount approximates fair value.

Accounts Receivable and Allowance for Uncollectible Accounts

Management continually evaluates its accounts receivable and adjusts its allowance for uncollectible accounts for changes in potential credit risk. The Partnership does not require collateral for its trade accounts receivable. Trade accounts receivable are charged off directly to the allowance for uncollectible accounts when deemed uncollectible. The allowance is estimated based on the aging of the accounts receivable and historical collection experience.

There are no significant concentrations of credit risk exceeding 10% to any individual customer.

Inventories

Inventories are carried at the lower of first-in, first-out (FIFO) cost or market and consist of the following:

	December 31,
	2014	2013
Raw materials	$15,029,578	$11,881,906
Work-in-process	5,693,027	5,493,220
Finished goods	6,195,226	6,216,300
	$26,917,831	$23,591,426

Work-in-process and finished goods inventories include material, labor, and overhead and other direct expenses applied to the production of contract work.

Property and Equipment

Property and equipment are stated at cost. Depreciation, including amortization of assets held under capital lease, is provided using the straight-line method over the estimated useful lives of the assets, which are as follows:

Buildings	40 years
Manufacturing equipment	12 years
Office furniture, equipment, and computers	6–10 years
Automobiles and trucks	3–5 years

CENTRIA and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Leasehold improvements are amortized over the lesser of ten years or the term of the lease. Assets capitalized under capital leases are amortized in accordance with the respective class of owned assets or the life of the lease, whichever is shorter. Expenses for repairs, maintenance, and renewals are charged to operations as incurred. Expenditures that improve an asset or extend its useful life are capitalized.

Long-Lived Assets

The Partnership reviews long-lived assets for possible impairment when indicators of potential impairment are present on the basis of whether the carrying amount of such assets is fully recoverable from projected, undiscounted net cash flows from the related business. If such review indicates that the carrying amount of long-lived assets is not recoverable, then the Partnership reduces the carrying amount of such assets to their fair value.

Note Receivable

The Partnership has a note receivable of approximately $4,423,000 due from one of its partners. As this note will ultimately be repaid through equity distributions, the balance is displayed as a reduction to partners’ capital. The note accrues interest at the average Euro rate (1.65% as of December 31, 2014), and interest is paid semiannually. The note had an original maturity of February 28, 2008, but was extended during 2007 until February 28, 2018.

Workers’ Compensation

The Partnership is a member of Affinity Insurance Ltd. (Affinity), which provides for insurance related to workers’ compensation, general liability, and automobile coverage. Affinity was created to provide long-term insurance security for a group of participants, which is a form of a captive insurance company owned by its insureds (called shareholders) domiciled in the Cayman Islands. In 2014, the Partnership increased its deposit with Affinity by $3,000 to $200,000 after having replaced a letter of credit of approximately $278,000 in 2013. The undiscounted estimated liability of approximately $193,000 and $248,000 included in other accrued expenses at December 31, 2014 and 2013, respectively, includes the estimate of the ultimate costs for incidents that may have occurred but have not yet been reported, and amounts for the maximum funded premium requirements.

Income Taxes
The accompanying consolidated financial statements do not reflect provisions or accruals for income taxes related to the Partnership or International, as all items of taxable income or loss and all tax credits will pass through to the respective partners and will be reported on their respective income tax returns.
CI, a Pennsylvania corporation, provides for current income taxes and deferred income tax differences that arise when items are reported for financial statement purposes in years different from those for income tax reporting purposes on the accompanying consolidated balance sheets in conformity with applicable tax accounting guidance.
Advertising

Advertising costs are expensed as incurred and totaled approximately $2,600,000 and $2,400,000 for 2014 and 2013, respectively. These amounts are included in selling expenses on the accompanying consolidated statements of income.
Customer Concessions

The Partnership provides for the estimated costs that may be incurred to remedy deficiencies of quality or performance in its products. These concessions extend over a specified period of time depending upon the product. The Partnership accrues a provision for estimated future costs based upon the historical relationship between claims and costs incurred. The reserve is included in other accrued expenses in the accompanying consolidated balance sheets. The Partnership periodically reviews the adequacy of the accrual for product claims and adjusts the customer concession reserve for actual experience as necessary.

CENTRIA and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Vendor Rebates

The Partnership recognizes vendor rebates as a reduction of cost of goods sold based upon the amount of product purchased as a percentage of the total quantity to be purchased as specified in the applicable agreements.

Extended Warranties/Deferred Revenue

The Partnership also sells extended warranties to certain customers. Provisions for estimated future warranty costs are accrued based upon the project’s square footage and claims are applied against the provision as incurred. Revenue from extended warranties is deferred and recognized in income on a straight-line basis over the contract period.

The following table represents the roll forward of our accrued warranty obligation and deferred warranty revenue activity:

	Year Ended December 31,
	2014	2013
Balance at January 1	$2,358,891	$2,618,916
Deferred revenue for sales of extended warranties in the current year	267,206	67,286
Warranty income	(283,195)	(327,311)
Balance at December 31	$2,342,902	$2,358,891

Fair Value Measurements

As of December 31, 2014 and 2013, the Partnership held cash equivalents, long-term debt, and a revolving credit facility that are required to be measured at fair value on a recurring basis. The valuation techniques used to measure fair value are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs are generally unsupported by market activity. The three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value, includes the following:

•	Level 1 – Quoted prices for identical assets or liabilities in active markets.

•
Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-driven valuations whose inputs are observable or whose significant value drivers are observable.

•	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

As of December 31, 2014 and 2013, the Partnership’s cash equivalents of $0 and $5,423,500 of money market funds, respectively, were classified as Level 2 in the fair value hierarchy and were measured at fair value using observable inputs, including the net asset value of the investments.

As of December 31, 2014 and 2013, the fair value of the Partnership's debt and revolving credit facility approximated the carrying amounts, and are classified as Level 2 in the fair value hierarchy using primarily observable inputs.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The use of estimates is an integral part of applying the percentage-of-completion method of accounting for contracts.

CENTRIA and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements Adopted

In February 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The standard requires reporting and disclosure about changes in accumulated other comprehensive income (AOCI) balances and reclassifications out of AOCI. The guidance is to be applied prospectively and is effective for fiscal years beginning after December 15, 2013, with early adoption permitted. The Partnership adopted this standard for the year ended December 31, 2014, and it had no impact on the consolidated financial statements, results of operations, or liquidity of the Partnership.

4. Other Accrued Expenses

The components of other accrued expenses were as follows:

	2014	2013
Warranty	$6,533,021	$7,365,957
Other taxes and interest	701,500	787,082
Vendor obligation	1,440,000	1,440,000
Current pension and other post-employment benefits obligations	675,098	587,224
Workers’ compensation	192,595	247,628
Other	578,476	1,339,214
Total	$10,120,690	$11,767,105

The following table represents a roll forward of the accrued warranty obligations:

	2014	2013
Beginning balance	$7,365,957	$6,013,155
Additions	41,638	1,527,800
Payments	(47,000)	(90,000)
Adjustments	(827,574)	(84,998)
Ending balance	$6,533,021	$7,365,957

Subsequent to December 31, 2014, we settled two lawsuits that resulted in a reduction of $0.6 million, representing a portion of the amount previously accrued for these matters, which activity is reflected in the rollforward above.
5. Revolving Loan and Credit Agreement

The Partnership entered into an amended and restated credit agreement with a bank that is scheduled to expire on January 31, 2016 (the Credit Facility). The Credit Facility has a maximum availability under a revolving loan facility of $22,000,000. Revolver borrowings are limited to the extent the Partnership does not maintain a borrowing base for qualified accounts receivable and inventory as defined in the credit agreement.
The Credit Facility enables the Partnership to incur additional senior indebtedness of up to $750,000 to finance equipment. The Credit Facility also provides the Partnership with additional borrowing capacity for a new capital expenditure term loan of up to $6,000,000. All borrowings under the Credit Facility bear interest at a defined base rate or Euro rate selected at the discretion of the Partnership, plus an additional applicable margin that is based on a formula taking into consideration the Partnership’s ratio of funded debt to earnings before interest, taxes, depreciation, and amortization (EBITDA) on a rolling four‑quarter basis.
Letters of credit outstanding and available as of December 31, 2014, are $7,016,000 and $2,984,000, respectively.

CENTRIA and Subsidiaries

Notes to Consolidated Financial Statements (continued)

5. Revolving Loan and Credit Agreement (continued)

The Credit Facility requires the Partnership to maintain compliance with certain financial covenants, and places restrictions on distributions to the partners in certain circumstances. The Credit Facility also contains acceleration clauses in the event of a material adverse change in the Partnership’s business. The Partnership’s other debt agreements contain cross-default provisions for events of default in the revolving and term loan agreement. Borrowings for the term loans under the credit facility are secured by substantially all of the Partnership’s assets and are cross-collateralized by the security granted for the revolving loan discussed, the Partnership had outstanding borrowings under the revolving facility of $3,076,252 and $0 as of December 31, 2014 and 2013, respectively, and no amounts outstanding under the equipment or term loan facility. The Partnership is in compliance with all covenants associated with the credit facility as of December 31, 2014.
6. Long-Term Debt

Long-term debt consisted of the following:

	December 31,
	2014	2013
Sheridan Industrial Revenue Bonds, with interest payable monthly at variable rates based on U.S. treasury obligations. $2.7 million due August 1, 2020, and $1.0 million due August 1, 2016. Secured by letter of credit.	$3,700,000	$5,700,000
Capital lease with payments due monthly of $53,527 with imputed interest rate of 7.27%. Final payment March 2014.	—	90,284
Total	3,700,000	5,790,284
Less: Current portion of long-term debt	—	2,090,284
Long-term debt	$3,700,000	$3,700,000

In 2004, the Partnership entered into a financing lease that meets the criteria for capital lease accounting. The Partnership completed the monthly payments of $41,816 for 84 months in March 2014. The lease was secured by equipment at the Cambridge plant.

Future minimum payments for all long-term debt and capital leases are as follows:

2015	$—
2016	1,000,000
2017	—
2018	—
2019	—
Thereafter	2,700,000
Total	$3,700,000

7. Employee Benefit Plans

The Partnership has noncontributory defined benefit pension plans covering certain of its hourly employees. Benefits are calculated based on fixed amounts for each year of service rendered. Partnership contributions to the plan are made based upon the amounts required or allowed under the Employee Retirement Income Security Act of 1974 (ERISA).
The Partnership sponsors postretirement medical and life insurance plans that cover certain of its employees and their spouses. The contributions to the plans by retirees vary from none to 25% of the total premium cost. The postretirement plan was amended in August 2009, and an adjustment of approximately $582,000 was recorded to reduce the obligation for retiree medical participants. The amendment grandfathered current retirees in the previous retiree plan, but as active participants retire, they will be entered into the new plan that includes a higher deductible.

CENTRIA and Subsidiaries

Notes to Consolidated Financial Statements (continued)

7. Employee Benefit Plans (continued)

The financial statement disclosures for the Partnership’s employee benefit plans are as follows:

	Pension Benefits		Other Benefits
	2014	2013	2014	2013
Change in benefit obligation
Benefit obligation at beginning of year	$11,747,239	$12,471,299	$7,401,458	$9,179,518
Service cost	144,643	179,161	36,788	51,817
Interest cost	512,961	456,522	255,534	275,380
Actuarial loss (gain)	2,593,651	(825,168)	1,095,417	(1,598,151)
Benefits paid	(584,205)	(534,575)	(635,897)	(507,106)
Benefit obligation at end of year	$14,414,289	$11,747,239	$8,153,300	$7,401,458

	Pension Benefits		Other Benefits
	2014	2013	2014	2013
Change in plan assets
Fair value of plan assets at beginning of year	$13,069,356	$10,432,132	$—	$—
Actual gain (loss) on plan assets	939,861	2,459,799	—	—
Employer contributions	712,000	712,000	—	—
Benefits paid	(584,205)	(534,575)	—	—
Fair value of plan assets at end of year	$14,137,012	$13,069,356	$—	$—

Funded status at end of year	$(277,277)	$1,322,117	$(8,153,300)	$(7,401,458)

Funded status at end of year	$(277,277)	$1,322,117	$(8,153,300)	$(7,401,458)
Unrecognized net actuarial loss	5,120,189	2,956,876	2,880,271	2,029,101
Unrecognized prior service cost (benefit)	85,120	149,592	(204,125)	(279,757)
Net amount recognized	$4,928,032	$4,428,585	$(5,477,154)	$(5,652,114)
Amounts recognized on the consolidated balance sheets
Prepaid benefit cost – noncurrent	$—	$1,322,117	$—	$—
Accrued benefit liability – current	—	—	(675,098)	(587,224)
Accrued benefit liability – long-term	(277,277)	—	(7,478,202)	(6,814,234)
Accumulated other comprehensive loss	5,205,309	3,106,468	2,676,146	1,749,344
Net amount recognized	$4,928,032	$4,428,585	$(5,477,154)	$(5,652,114)

The primary actuarial assumptions used in determining the actuarial present value of the projected benefit obligation are as follows:

	Pension Benefits		Other Benefits
	2014	2013	2014	2013
Discount rate	3.85%	4.50%	3.50%	3.75%
Expected return on plan assets	7.75%	7.75%	7.75%	7.75%

CENTRIA and Subsidiaries

Notes to Consolidated Financial Statements (continued)

7. Employee Benefit Plans (continued)

Net periodic pension expense for the years ended December 31 includes the following components:

	Pension Benefits		Other Benefits
	2014	2013	2014	2013
Service cost – benefits earned during the year	$144,643	$179,161	$36,788	$51,817
Interest cost on projected benefit obligation	512,961	456,522	255,534	275,380
Expected return on plan assets	(900,396)	(778,841)	—	—
Net amortization and deferral	468,338	707,461	169,186	396,043
Net periodic pension expense	$225,546	$564,303	$461,508	$723,240

The assumptions used in determining the net periodic pension expense for the years ended December 31 are as follows:

	Pension Benefits		Other Benefits
	2014	2013	2014	2013
Discount rate	4.50%	3.75%	3.75%	3.25%
Expected return on plan assets	7.75%	7.75%	7.75%	7.75%

The Partnership’s expected return on plan assets is estimated based on consideration of actual historical returns assuming current asset allocations, as well as judgments about future return prospects for the same current asset allocations based on all available, known information.

For measurement purposes, an 8% annual rate of increase in the per capita cost of covered health care benefits was assumed for the first two years beginning in 2014, 7% for the next four years, 6% for the next four years, and 5% per year thereafter.
At December 31, 2014, the accumulated benefit obligations exceeded plan assets for pensions. The accrued benefit liability was $277,277. The accumulated benefit obligation for the other benefits was $8,153,300.
The accounting records of the Partnership’s pension plans are maintained on the accrual basis of accounting. The assets of the plans are maintained within Principal investment funds. The fair values of the plans’ assets represent their proportionate interest in the fair value of the funds, which is based upon the quoted market value of the underlying investments as of the last business day of the plan year.

CENTRIA and Subsidiaries

Notes to Consolidated Financial Statements (continued)

7. Employee Benefit Plans (continued)

The following table sets forth by level, within the fair value hierarchy, the pension plan assets carried at fair value:

	Level 1 (Quoted Prices in Active Markets for Identical Assets)	Level 2 (Significant Other Observable Inputs)	Level 3 (Significant Unobservable Inputs)	Total
December 31, 2014
Equity mutual funds	$10,898,509	$36,471	$—	$10,934,980
International equity mutual funds	287,280	1,698,262	—	1,985,542
Bond, mortgage, and other funds	6,326	1,178,292	31,872	1,216,490
Total assets at fair value	$11,192,115	$2,913,025	$31,872	$14,137,012
December 31, 2013
Equity mutual funds	$9,616,619	$149,763	$—	$9,766,382
International equity mutual funds	258,620	1,952,777	—	2,211,397
Bond, mortgage, and other funds	87,217	965,827	38,533	1,091,577
Total assets at fair value	$9,962,456	$3,068,367	$38,533	$13,069,356

The valuation techniques required by the fair value guidance are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. These two types of inputs create the fair value hierarchy as presented in Note 3.

Level 2 assets held by the Partnership’s pension plan are valued primarily using observable inputs. When Level 2 quoted market prices are unobservable, quotes from independent pricing vendors based on recent trading activity and other relevant information, including market interest rate curves, referenced credit spreads, and estimated prepayment rates where applicable, are used for valuation purposes. Alternative investments, which are classified as Level 3, are not readily marketable. They are carried at estimated fair value as provided by investment managers based primarily on unobservable information. Those estimated fair values may differ significantly from the values that would have been used had a ready market for these securities existed. As of December 31, 2014 and 2013, the Partnership’s plan held $31,872 and $38,533, respectively, in investments classified as Level 3. Activity related to these investments was not material during the year.
The Partnership’s pension plan weighted average asset allocations, by asset category, are as follows:

	December 31
	2014	2013
Equity mutual funds	91.39%	91.65%
Fixed income mutual funds	8.61%	8.35%
Total	100.00%	100.00%

The Partnership’s investment policies and strategies are set by management and consist of allocations to achieve a reasonable balance between performance and risk aversion. Management and its investment consultant monitor the long-term return rates for the Partnership's portfolio and change the fund allocation accordingly between large cap, small cap, and international equity mutual funds to achieve the desired return and risk. The current target allocations are 0% to 50% fixed income mutual funds and 50% to 95% equity mutual funds.

Planned contributions for fiscal 2015 are expected to approximate $712,000.

CENTRIA and Subsidiaries

Notes to Consolidated Financial Statements (continued)

7. Employee Benefit Plans (continued)

The following benefit payments, which reflect expected future service as appropriate, are expected to be paid by the pension plan during the years ending December 31:

	Pension Benefits	Other Benefits
2015	$815,995	$675,098
2016	753,804	645,933
2017	799,714	693,605
2018	862,936	721,709
2019	888,057	677,546
2020-2024	4,445,027	2,600,403

Amounts in accumulated other comprehensive income (loss) that are expected to be recognized as components of net periodic benefit cost in 2015 are as follows:

	Pension	Other Benefits	Total
Amortization of prior service cost	$53,942	$(75,632)	$(21,690)
Amortization of net actuarial loss	714,037	407,810	1,121,847
Amortization of accumulated other comprehensive loss	$767,979	$332,178	$1,100,157

To develop the expected long-term rate of return on assets assumption, the Partnership considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One- Percentage- Point Increase	One- Percentage- Point Decrease
Effect on total of service and interest components	$27,508	$(23,845)
Effect on the postretirement benefit obligation	700,620	(607,756)

The Partnership maintains qualified 401(k) and profit-sharing plans covering substantially all employees. Under the terms of the plans, the Partnership will match 60% of the first 6% of participant contributions and make additional contributions as required by the plans. The Partnership may also make discretionary contributions to the plans. During 2014 and 2013, the Partnership made a matching contribution of approximately $1,000,000 and $837,000, respectively. The total matching and discretionary contributions made by the Partnership were $4,168,000 and $3,831,000 for the years ended December 31, 2014 and 2013, respectively.

CENTRIA and Subsidiaries

Notes to Consolidated Financial Statements (continued)

8. Accumulated Other Comprehensive Loss
The following table sets forth the accumulated other comprehensive loss (income) and consists of the following components:

	Currency Translation Adjustment	Pension and OPEB Minimum Liability	Accumulated Other Comprehensive Loss (Income)
Balances, December 31, 2012	$153,799	$10,063,593	$10,217,392
2013 activity	—	(5,207,781)	(5,207,781)
Balances, December 31, 2013	153,799	4,855,812	5,009,611
2014 activity	—	3,025,643	3,025,643
Balances, December 31, 2014	$153,799	$7,881,455	$8,035,254

9. Commitments and Contingencies

Minimum annual rental payments under non-cancelable operating leases as of December 31, 2014, are as follows:

2015	$2,115,783
2016	2,017,783
2017	2,013,783
2018	1,773,283
2019	1,473,145
Thereafter	1,090,010

The non-cancelable operating leases relate to office and warehouse space, forklift trucks, and office equipment. Rental expense was approximately $1,880,000 and $2,051,000 during 2014 and 2013, respectively.

The Partnership is involved in various claims and litigation incidental to the conduct of its business. Based on consultation with legal counsel, management does not believe that any of these other claims of litigation to which the Partnership is a party could have a material effect on the Partnership’s consolidated financial position or results of operations.

10. Subsequent Events

Management evaluated subsequent events through March 28, 2016, the date the accompanying financial statements were available to be issued.

On January 16, 2015, the Buyers completed the acquisition of all the general partnership interests of CENTRIA in exchange for $257.9 million in cash, including $8.7 million cash acquired and post-close working capital adjustments of $2.1 million. In connection with the acquisition, NCI repaid the Partnership's outstanding long-term debt and revolving credit facility balance and terminated the revolving credit facility.